Exhibit 99.1

FOR IMMEDIATE RELEASE

SUNOPTA ANNOUNCES THIRD QUARTER 2022 FINANCIAL RESULTS

Continued strong revenue growth of 15.7% vs. prior year to $229.7 million

Gross margin expanded 190 basis points to 13.7%

Net loss from continuing operations of $12.6 million, including $14.2 million net loss from asset dispositions

Adjusted EBITDA increased 41.7% vs. prior year to $22.1 million

Raising 2022 Outlook

Minneapolis, Minnesota - November 9, 2022 - SunOpta Inc. ("SunOpta" or the "Company") (Nasdaq:STKL) (TSX:SOY), a U.S.-based global pioneer fueling the future of sustainable, plant-based and fruit-based foods and beverages, today announced financial results for the third quarter ended October 1, 2022.

All amounts are expressed in U.S. dollars and results are reported in accordance with U.S. GAAP, except where specifically noted.

Third Quarter 2022 highlights:

  Revenues increased 15.7% to $229.7 million reflecting 19.9% growth in the plant-based segment and a 10.0% increase in the fruit-based segment compared to the third quarter of the prior year.

  Gross margin increased 190 basis points to 13.7% from 11.8% in the third quarter of the prior year, despite approximately 140 basis points of margin dilution in pass-through pricing to recover cost inflation.

  Net loss from continuing operations was $12.6 million compared to net loss of $3.0 million in the prior year period, which was inclusive of an after-tax loss on the held-for-sale sunflower business of $16.9 million and an after-tax gain on the sale of the Oxnard frozen fruit facility of $2.7 million.

  Adjusted earnings¹ attributable to common shareholders was $2.0 million or $0.02 per diluted common share, compared to earnings of $1.1 million or $0.01 per diluted common share in the prior year period.

  Adjusted EBITDA¹ of $22.1 million, or 9.6% of revenues, was up 41.7% versus $15.6 million or 7.9% in the prior year period.

"Strong execution continues to define our results. Innovation and capacity expansion are propelling steady volume growth, productivity gains are being driven by operational efficiencies, and we are balancing inflationary cost pressures with customer pricing." said Joe Ennen, Chief Executive Officer.  "Similar to last quarter, plant-based growth was broad based with revenues up 20% compared to the third quarter of last year led by a 68% increase in oat milk, our top selling product type, while fruit-based revenues were up 10%, with gross margin at a five-year high of 12.3%, reflecting continued strength in snacks and improved frozen fruit execution.  Our new greenfield plant in Texas remains on track and the recent sale of our non-core sunflower business is another important step in our portfolio transformation.  Given our strength in leading categories, along with the continued expansion of our aseptic capacity and capabilities, and a significantly de-risked operational profile, we believe that we remain well positioned for success and realizing our vision of Fueling the Future of Food."

Third Quarter 2022 Results

Revenues of $229.7 million for the third quarter of 2022 increased 15.7% compared to the third quarter of 2021 driven by 19.9% growth in Plant-Based Foods and Beverages and 10.0% growth in Fruit-Based Foods and Beverages.  The increase in revenues reflected a 13.9% increase in pricing along with a 1.9% increase in volume/mix.

The Plant-Based Foods and Beverages segment generated revenues of $137.7 million, an increase of 19.9% compared to $114.9 million in the third quarter of 2021. Pricing increased 16.2% driven by actions to offset inflationary cost increases, together with the pass-through effect of higher sunflower commodity pricing. Volume/mix was up 3.7%, reflecting growth in oat-based offerings and teas partially offset by softer volumes in sunflower and decreased demand for everyday broths.

The Fruit-Based Foods and Beverages segment generated revenues of $91.9 million, an increase of 10.0% compared to $83.6 million in the third quarter of 2021. Pricing increased 10.6% reflecting actions to offset inflationary and commodity cost increases, while volume/mix declined a modest 0.6%.

Gross profit was $31.4 million for the third quarter, an increase of $8.0 million compared to $23.4 million in the prior year period.  Gross profit margin was 13.7% compared to 11.8% in the third quarter of 2021, an increase of 190 basis points. Gross profit in the Plant-Based Foods and Beverages segment increased $1.4 million to $20.1 million, while gross margin declined 170 basis points to 14.6% primarily due an estimated 225 basis point decline in pass-through pricing to recover cost inflation, together with the impacts of higher labor and utility costs, increased inventory reserves, and higher depreciation expense. Gross profit in the Fruit-Based Foods and Beverages segment increased by $6.6 million to $11.3 million and gross margin increased 670 basis points to 12.3% despite an estimated 50 basis point impact from the dilutive effect of pass-through pricing to offset commodity cost inflation. Excluding the pricing effect, Fruit-Based gross margin benefited from portfolio rationalization and manufacturing consolidation, as well as increased production volumes and plant efficiencies in our fruit snack operations.

Segment operating income¹ was $7.6 million, or 3.3% of revenues in the third quarter of 2022, compared to segment operating income of $3.9 million, or 2.0% of revenues in the third quarter of 2021. The increase in segment operating income was due to higher gross profit, partially offset by a $4.2 million increase in SG&A expenses due to higher employee compensation costs, including incentive accruals partially offset by a reduction in expenses related to business integration in 2021.

Adjusted EBITDA¹ was $22.1 million or 9.6% of revenues in the third quarter of 2022, compared to $15.6 million or 7.9% of revenues in the third quarter of 2021.

Loss attributable to common shareholders for the third quarter of 2022 was $13.4 million, or $0.12 per diluted common share, which was inclusive of an after-tax loss on the held-for-sale sunflower business of $16.9 million and an after-tax gain on the sale of the Oxnard facility of $2.7 million, compared to a loss of $3.8 million, or $0.04 per diluted common share during the third quarter of 2021.

Adjusted earnings¹ in the third quarter of 2022 was $2.0 million or $0.02 per common share, compared to adjusted earnings of $1.1 million or $0.01 per common share in the third quarter of 2021.

Please refer to the discussion and table below under "Non-GAAP Measures".

Balance Sheet and Cash Flow

As of October 1, 2022, SunOpta had total assets of $859.0 million and total debt of $306.3 million compared to total assets of $755.1 million and total debt of $224.6 million at year end fiscal 2021.  During the third quarter of 2022, cash provided by operating activities was $20.0 million compared to cash provided by operating activities of $5.1 million during the third quarter of 2021.  Investing activities of continuing operations consumed $21.9 million of cash during the third quarter of 2022 versus $17.4 million in the prior year, as investments in capacity expansion were partially offset by proceeds from the sale of non-core assets.

2022 Outlook2

We are raising our previously provided outlook for fiscal 2022, as follows:

($ millions)	Prior Outlook	Revised Outlook Excluding Disposal Impact	Disposal Impact	Revised Outlook after Disposal
Revenue	$930 - 960	$940 - 960	$(17)	$923 - 943
Adj. EBITDA	72 - 78	76 - 80	-	76 - 80
Revenue growth	14% - 18%	16% - 18%		14% - 16%
Adj. EBITDA growth	19% - 28%	25% - 32%		25% - 32%

Conference Call

SunOpta plans to host a conference call at 5:30 P.M. Eastern time on Wednesday, November 9, 2022, to discuss the third quarter financial results. After opening remarks, there will be a question-and-answer period. Investors interested in listening to the live webcast can access a link on SunOpta's website at www.sunopta.com under the "Investor Relations" section or directly here. A replay of the webcast will be archived and can be accessed for approximately 90 days on the Company's website. This call may be accessed with the toll free dial-in number dial (888) 440-4182 or International dial-in number (646) 960-0653 using Conference ID:  8338433.

¹ See discussion of non-GAAP measures

2 The Company has included certain forward-looking statements about the future financial performance that include non-GAAP financial measures, including Adjusted EBITDA. These non-GAAP financial measures are derived by excluding certain amounts, expenses or income, from the corresponding financial measures determined in accordance with GAAP. The determination of the amounts that are excluded from these non-GAAP financial measures is a matter of management judgment and depends upon, among other factors, the nature of the underlying expense or income amounts recognized in a given period. We are unable to present a quantitative reconciliation of the aforementioned forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures because management cannot reliably predict all of the necessary components of such GAAP measures. Historically, management has excluded the following items from certain of these non-GAAP measures, and such items may also be excluded in future periods and could be significant amounts.

  Expenses related to the acquisition or divestiture of a business, including business development costs, impairment of assets, integration costs, severance, retention costs and transaction costs;
  Start-up costs of new facilities and equipment;
  Charges associated with restructuring and cost saving initiatives, including but not limited to asset impairments, accelerated depreciation, severance costs and lease abandonment charges;

  Asset impairment charges and facility closure costs;
  Legal settlements or awards; and
  The tax effect of the above items.

About SunOpta Inc.

SunOpta (Nasdaq:STKL) (TSX:SOY) is a U.S.-based, global pioneer fueling the future of sustainable, plant-based and fruit-based food and beverages. Founded nearly 50 years ago, SunOpta manufactures natural, organic and specialty products sold through retail and foodservice channels. SunOpta operates as a manufacturer for leading natural and private label brands, and also proudly produces its own brands, including SOWN™, Dream™, West Life™ and Sunrise Growers™ For more information, visit www.sunopta.com, LinkedIn and Twitter.

Forward-Looking Statements

Certain statements included in this press release may be considered "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995 and applicable Canadian securities legislation, which are based on information available to us on the date of this release. These forward-looking statements include, but are not limited to, our belief that construction of our new greenfield plant in Texas remains on track and that we are well positioned for success and realizing our visions, as well as forecasted revenue, and adjusted EBITDA growth for fiscal 2022. Generally, forward-looking statements do not relate strictly to historical or current facts and are typically accompanied by words such as "continue", "expect", "believe", "anticipate", "estimates", "can", "will", "target", "should", "would", "plans", "becoming", "intend", "confident", "may", "project", "potential", "intention", "might", "predict", "budget", "forecast" or other similar terms and phrases intended to identify these forward-looking statements. Forward-looking statements are based on information available to the Company on the date of this release and are based on estimates and assumptions made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments including, but not limited to, the Company's actual financial results; uninterrupted operations and service levels to our customers; current customer demand for the Company's products and the additional anticipated demand; general economic conditions; continued consumer interest in health and wellness; the Company's ability to maintain product pricing levels; planned facility and operational expansions, closures and divestitures; cost rationalization and product development initiatives; alternative potential uses for the Company's capital resources; portfolio optimization and productivity efforts; the sustainability of the Company's sales pipeline; the Company's expectations regarding commodity pricing, margins and hedging results; improved availability and field prices for fruit; procurement and logistics savings; freight lane cost reductions; yield and throughput enhancements; and labor cost reductions. Whether actual timing and results will agree with expectations and predictions of the Company is subject to many risks and uncertainties including, but not limited to, potential loss of suppliers and customers as well as supply chain, logistics and other disruptions resulting from or related to COVID-19; unexpected issues or delays with the Company's structural improvements and automation investments; failure or inability to implement portfolio changes, process improvements, go-to-market improvements and process sustainability strategies in a timely manner; changes in the level of capital investment; local and global political and economic conditions; consumer spending patterns and changes in market trends; decreases in customer demand; delayed or unsuccessful product development efforts; potential product recalls; working capital management; availability and pricing of raw materials and supplies; potential covenant breaches under the Company's credit facilities; and other risks described from time to time under "Risk Factors" in the Company's Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q (available at www.sec.gov). Consequently, all forward-looking statements made herein are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by the Company will be realized. The Company undertakes no obligation to publicly correct or update the forward-looking statements in this document, in other documents, or on its website to reflect future events or circumstances, except as may be required under applicable securities laws.

Reed Anderson

ICR

646-277-1260

reed.anderson@icrinc.com

Source: SunOpta Inc.

SunOpta Inc.

Consolidated Statements of Operations

For the quarters and three quarters ended October 1, 2022 and October 2, 2021

(Unaudited)

(All dollar amounts expressed in thousands of U.S. dollars, except per share amounts)

	Quarter ended		Three quarters ended
	October 1, 2022	October 2, 2021	October 1, 2022	October 2, 2021
	$	$	$	$

Revenues	229,665	198,479	713,369	608,392

Cost of goods sold	198,282	175,123	619,097	528,711

Gross profit	31,383	23,356	94,272	79,681

Selling, general and administrative expenses	20,654	16,487	66,893	60,081
Intangible asset amortization	2,612	2,612	7,836	7,338
Other expense, net	20,200	1,172	22,027	7,448
Foreign exchange loss (gain)	473	336	(126)	533

Earnings (loss) from continuing operations before the following	(12,556)	2,749	(2,358)	4,281

Interest expense, net	4,342	2,854	10,004	6,145

Loss from continuing operations before income taxes	(16,898)	(105)	(12,362)	(1,864)

Income tax expense (benefit)	(4,259)	2,929	(2,875)	416

Loss from continuing operations	(12,639)	(3,034)	(9,487)	(2,280)
Earnings from discontinued operations	-	-	2,752	-
Net loss	(12,639)	(3,034)	(6,735)	(2,280)

Dividends and accretion on preferred stock	(764)	(748)	(2,279)	(3,445)

Loss attributable to common shareholders	(13,403)	(3,782)	(9,014)	(5,725)

Basic and diluted earnings (loss) per share
Loss from continuing operations	(0.12)	(0.04)	(0.11)	(0.06)
Earnings from discontinued operations	-	-	0.03	-
Loss attributable to common shareholders	(0.12)	(0.04)	(0.08)	(0.06)

Weighted-average common shares outstanding (000s)
Basic	107,752	107,255	107,566	103,017
Diluted	107,752	107,255	107,566	103,017

SunOpta Inc.

Consolidated Balance Sheets

As at October 1, 2022 and January 1, 2022

(Unaudited)

(All dollar amounts expressed in thousands of U.S. dollars)

	October 1, 2022	January 1, 2022
	$	$

ASSETS
Current assets
Cash and cash equivalents	459	227
Accounts receivable	75,460	84,702
Inventories	225,059	220,143
Prepaid expenses and other current assets	16,413	16,638
Income taxes recoverable	7,258	8,259
Assets held for sale	16,151	-
Total current assets	340,800	329,969

Property, plant and equipment, net	292,407	219,537
Operating lease right-of-use assets	78,167	47,245
Intangible assets, net	138,092	148,440
Goodwill	3,998	3,998
Other assets	5,486	5,930

Total assets	858,950	755,119

LIABILITIES
Current liabilities
Accounts payable and accrued liabilities	117,578	121,430
Income taxes payable	44	-
Current portion of long-term debt	31,374	9,760
Current portion of operating lease liabilities	12,601	12,203
Liabilities held for sale	7,005	-
Total current liabilities	168,602	143,393

Long-term debt	274,888	214,843
Operating lease liabilities	71,016	39,028
Long-term liabilities	-	2,241
Deferred income taxes	10,585	22,485
Total liabilities	525,091	421,990

Series B-1 preferred stock	28,597	28,145

SHAREHOLDERS' EQUITY
Common shares	439,670	436,463
Additional paid-in capital	29,325	23,240
Accumulated deficit	(165,096)	(156,082)
Accumulated other comprehensive income	1,363	1,363
Total shareholders' equity	305,262	304,984

Total liabilities and shareholders' equity	858,950	755,119

SunOpta Inc.

Consolidated Statements of Cash Flows

For the quarters and three quarters ended October 1, 2022 and October 2, 2021

(Unaudited)

(Expressed in thousands of U.S. dollars)

	Quarter ended		Three quarters ended
	October 1, 2022	October 2, 2021	October 1, 2022	October 2, 2021
	$	$	$	$

CASH PROVIDED BY (USED IN)
Operating activities
Net loss	(12,639)	(3,034)	(6,735)	(2,280)
Earnings from discontinued operations	-	-	2,752	-
Loss from continuing operations	(12,639)	(3,034)	(9,487)	(2,280)
Items not affecting cash:
Depreciation and amortization	9,730	8,837	28,515	25,790
Amortization of debt issuance costs	413	359	1,184	993
Deferred income taxes	(2,925)	3,315	(717)	(179)
Stock-based compensation	4,092	1,250	9,691	9,593
Loss on classification of sunflower business as held for sale	23,227	-	23,227	-
Gain on sale of frozen fruit processing facility	(3,779)	-	(3,779)	-
Impairment of long-lived assets	-	-	-	2,962
Other	(149)	(168)	1,596	(504)
Changes in operating assets and liabilities	2,003	(5,494)	(17,168)	(77,472)
Net cash provided by (used in) operating activities of continuing operations	19,973	5,065	33,062	(41,097)

Investing activities
Additions to property, plant and equipment	(38,019)	(18,386)	(100,779)	(34,989)
Proceeds from sale of property, plant and equipment	16,111	950	20,293	2,300
Additions to intangible assets	-	-	-	(25,073)
Net cash used in investing activities of continuing operations	(21,908)	(17,436)	(80,486)	(57,762)
Net cash used in investing activities of discontinued operations	-	-	(6,324)	(13,380)
Net cash used in investing activities	(21,908)	(17,436)	(86,810)	(71,142)

Financing activities
Increase (decrease) in borrowings under revolving credit facilities	(24,247)	11,348	(3,485)	123,177
Borrowings of long-term debt	33,094	4,739	74,197	9,380
Repayment of long-term debt	(6,265)	(1,849)	(13,834)	(11,789)
Payment of debt issuance costs	(113)	(181)	(672)	(2,552)
Proceeds from the exercise of stock options and employee share purchases	612	304	1,203	7,494
Payment of withholding taxes on stock-based awards	(631)	(1,576)	(1,602)	(8,313)
Payment of cash dividends on preferred stock	(609)	(609)	(1,827)	(4,638)
Payment of share issuance costs	-	-	-	(287)
Net cash provided by financing activities of continuing operations	1,841	12,176	53,980	112,472
Net cash used in financing activities of discontinued operations	-	-	-	(200)
Net cash provided by financing activities	1,841	12,176	53,980	112,272
Increase (decrease) in cash and cash equivalents in the period	(94)	(195)	232	33
Cash and cash equivalent, beginning of the period	553	479	227	251
Cash and cash equivalents, end of the period	459	284	459	284

SunOpta Inc.

Segmented Information

For the quarters and three quarters ended October 1, 2022 and October 2, 2021

Unaudited

(Expressed in thousands of U.S. dollars)

	Quarter ended		Three quarters ended
	October 1, 2022	October 2, 2021	October 1, 2022	October 2, 2021
	$	$	$	$
Segment revenues from external customers:
Plant-Based Foods and Beverages	137,726	114,870	419,149	345,680
Fruit-Based Foods and Beverages	91,939	83,609	294,220	262,712
Total segment revenues from external customers	229,665	198,479	713,369	608,392

Segment gross profit:
Plant-Based Foods and Beverages	20,106	18,697	64,026	61,751
Fruit-Based Foods and Beverages	11,277	4,659	30,246	17,930
Total segment gross profit	31,383	23,356	94,272	79,681

Segment operating income (loss):
Plant-Based Foods and Beverages	8,814	8,056	29,106	30,014
Fruit-Based Foods and Beverages	2,870	(3,517)	6,865	(6,858)
Corporate Services	(4,040)	(618)	(16,302)	(11,427)
Total segment operating income	7,644	3,921	19,669	11,729

Segment gross profit percentage:
Plant-Based Foods and Beverages	14.6%	16.3%	15.3%	17.9%
Fruit-Based Foods and Beverages	12.3%	5.6%	10.3%	6.8%
Total segment gross profit percentage	13.7%	11.8%	13.2%	13.1%

Segment operating income (loss) percentage:
Plant-Based Foods and Beverages	6.4%	7.0%	6.9%	8.7%
Fruit-Based Foods and Beverages	3.1%	-4.2%	2.3%	-2.6%
Total segment operating income percentage	3.3%	2.0%	2.8%	1.9%

Non-GAAP Measures

In addition to reporting financial results in accordance with U.S. GAAP, the Company provides additional information about its operating results regarding segment operating income, adjusted earnings and adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA"), which are not measures in accordance with U.S. GAAP. The Company believes that segment operating income, adjusted earnings and adjusted EBITDA assist investors in comparing performance across reporting periods on a consistent basis by excluding items that management believes are not indicative of its operating performance. The non-GAAP measures of segment operating income, adjusted earnings and adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with U.S. GAAP.

In order to evaluate its results of operations, the Company uses certain other non-GAAP measures that it believes enhance an investor's ability to derive meaningful period-over-period comparisons and trends from the results of operations. In particular, the Company excludes specific items from its reported results that due to their nature or size, it does not expect to occur as part of its normal business on a regular basis. These items are identified in the tables below. These non-GAAP measures are presented solely to allow investors to more fully assess the Company's results of operations and should not be considered in isolation of, or as substitutes for, an analysis of the Company's results as reported under U.S. GAAP.

Adjusted Earnings

When assessing its financial performance, the Company uses an internal measure that excludes charges and gains that it believes are not reflective of normal operations. This information is provided to allow investors to make meaningful comparisons of the Company's operating performance between periods and to view the Company's business from the same perspective as the Company's management. Adjusted earnings and adjusted earnings per diluted share should not be considered in isolation or as a substitute for performance measures calculated in accordance with U.S. GAAP.

The following is a tabular presentation of adjusted earnings and adjusted earnings per diluted share, including a reconciliation from loss from continuing operations, which the Company believes to be the most directly comparable U.S. GAAP financial measure.

	October 1, 2022		October 2, 2021
		Per Share		Per Share
For the quarter ended	$	$	$	$
Loss from continuing operations	(12,639)		(3,034)
Dividends and accretion on preferred stock	(764)		(748)
Loss from continuing operations attributable to common shareholders	(13,403)	(0.12)	(3,782)	(0.04)
Adjusted for:
Loss on classification of sunflower business as held for sale(a)	23,227		-
Gain on sale of frozen fruit processing facility(b)	(3,779)		-
Start-up costs(c)	608		-
Facility closure costs(d)	525		-
Business development costs(e)	75		1,782
Workforce reduction charges(f)	-		499
Costs related to exit from fruit ingredient processing facility(g)	-		479
Other(h)	227		40
Net income tax effect(i)	(5,491)		2,121
Adjusted earnings	1,989	0.02	1,139	0.01

(a) Reflects the loss on the classification of the sunflower business as held for sale at the end of the third quarter of 2022, which was recorded in other expense.

(b) Reflects the gain on sale of our frozen fruit processing facility located in Oxnard, California, which was recorded in other income.

(c) Represents incremental direct costs incurred in connection with plant expansion projects and new product introductions before the project or product reaches normal production levels, including costs for the hiring and training of additional personnel, fees for outside services, travel costs, and plant- and production-related expenses. For the third quarter of 2022, start-up costs mainly related to new employee hires for our plant-based beverage facility under construction in Midlothian, Texas, which were recorded in cost of goods sold ($0.5 million) and SG&A expenses ($0.1 million).

(d) For the third quarter of 2022, facility closure costs mainly related to the relocation of certain equipment from the sold Oxnard facility to our Mexican facility, which were recorded in other expense.

(e) Represents third-party costs associated with business development activities, including costs related to the evaluation, execution, and integration of external acquisitions and divestitures, internal expansion projects, and other strategic initiatives. For the third quarter of 2022, these costs related to actions undertaken to optimize non-core assets, which were recorded in SG&A expenses. For the third quarter of 2021, these costs were mainly related to the transition of the Dream and WestSoy brands, acquired in April 2021, and project development activities related to our new plant in Midlothian, Texas, which were recorded in SG&A expenses ($1.6 million), together with professional fees incurred in connection with post-closing matters related to the 2020 divestiture of our global ingredients business, Tradin Organic, which were recorded in other expense ($0.2 million).

(f) For the third quarter of 2021, represents employee termination costs related to workforce reduction actions in our frozen fruit operations, which were recorded in other expense.

(g) For the third quarter of 2021, these costs related to the exit from our former South Gate, California, fruit ingredient processing facility, which were recorded in other expense.

(h) For the third quarters of 2022 and 2021, other mainly reflects losses on the disposal of assets and the settlement of certain legal and matters.

(i) Reflects the tax effect of the preceding adjustments to earnings calculated based on the statutory tax rates applicable in the tax jurisdiction of the underlying adjustment.

	October 1, 2022		October 2, 2021
		Per Share		Per Share
For the three quarters ended	$	$	$	$
Loss from continuing operations	(9,487)		(2,280)
Dividends and accretion on preferred stock	(2,279)		(3,445)
Loss from continuing operations attributable to common shareholders	(11,766)	(0.11)	(5,725)	(0.06)
Adjusted for:
Loss on classification of sunflower business as held for sale(a)	23,227		-
Gain on sale of frozen fruit processing facility(b)	(3,779)		-
Facility closure costs(c)	1,812		-
Start-up costs(d)	1,329		-
Business development costs(e)	874		3,568
Costs related to exit from fruit ingredient processing facility(f)	-		4,602
Restructuring costs(g)	-		1,432
Workforce reduction charges(h)	-		499
Other(i)	767		287
Net income tax effect(j)	(6,370)		(2,141)
Adjusted earnings	6,094	0.06	2,522	0.02

(a) Reflects the loss on the classification of the sunflower business as held for sale at the end of the third quarter of 2022, which was recorded in other expense.

(b) Reflects the gain on sale of our frozen fruit processing facility located in Oxnard, California, which was recorded in other income.

(c) Facility closure costs mainly related to the relocation of certain equipment from the sold Oxnard facility to our Mexican facility, which were recorded in other expense.

(d) Represents incremental direct costs incurred in connection with plant expansion projects and new product introductions before the project or product reaches normal production levels, including costs for the hiring and training of additional personnel, fees for outside services, travel costs, and plant- and production-related expenses. For the first three quarters of 2022, start-up costs mainly related to new employee hires for our plant-based beverage facility under construction in Midlothian, Texas, and the integration of the Dream and WestSoy brands, which were recorded in cost of goods sold ($1.1 million) and SG&A expenses ($0.2 million).

(e) Represents third-party costs associated with business development activities, including costs related to the evaluation, execution, and integration of external acquisitions and divestitures, internal expansion projects, and other strategic initiatives. For the first three quarters of 2022, these costs related to actions undertaken to optimize non-core assets, including the sale of the sunflower business, as well as costs related to our inaugural Investor Day held in June 2022, which were recorded in SG&A expenses. For the first three quarters of 2021, these costs were mainly related to the transition of the Dream and WestSoy brands, acquired in April 2021, and project development activities related to our new plant in Midlothian, Texas, which were recorded in SG&A expenses ($2.9 million), together with professional fees incurred in connection with post-closing matters related to the 2020 divestiture of our global ingredients business, Tradin Organic, which were recorded in other expense ($0.7 million).

(f) For the first three quarters of 2021, represents asset impairment charges, together with employee termination and asset relocation costs related to the exit from our former South Gate, California, fruit ingredient processing facility, which were recorded in other expense.

(g) For the first three quarters of 2021, represents costs to complete the exit from our former Santa Maria, California, frozen fruit processing facility, which were recorded in other expense.

(h) For the first three quarters of 2021, represents employee termination costs related to workforce reduction actions in our frozen fruit operations, which were recorded in other expense.

(i) For the first three quarters of 2022 and 2021, other mainly reflects the settlement of certain legal and contractual matters, together with losses on the disposal of assets, which were recorded in other expense.

(j) Reflects the tax effect of the preceding adjustments to earnings calculated based on the statutory tax rates applicable in the tax jurisdiction of the underlying adjustment.

Segment Operating Income and Adjusted EBITDA

The Company defines segment operating income as loss from continuing operations before income taxes, interest expense and other income/expense items, and adjusted EBITDA as segment operating income plus depreciation, amortization, stock-based compensation, and other unusual items that affect the comparability of operating performance as identified above in the determination of adjusted earnings. The following is a tabular presentation of segment operating income and adjusted EBITDA, including a reconciliation from loss from continuing operations, which the Company believes to be the most directly comparable U.S. GAAP financial measure.

	October 1, 2022	October 2, 2021
For the quarter ended	$	$
Loss from continuing operations	(12,639)	(3,034)
Income tax expense (benefit)	(4,259)	2,929
Interest expense, net	4,342	2,854
Other expense, net	20,200	1,172
Total segment operating income	7,644	3,921
Depreciation and amortization	9,730	8,837
Stock-based compensation	4,092	1,250
Start-up costs(a)	608	-
Business development costs(b)	75	1,628
Adjusted EBITDA	22,149	15,636

(a) For the third quarter of 2022, start-up costs mainly related to new employee hires for our plant-based beverage facility under construction in Midlothian, Texas, which were recorded in cost of goods sold ($0.5 million) and SG&A expenses ($0.1 million).

(b) For the third quarter of 2022, business development costs related to actions undertaken to optimize non-core assets, which were recorded in SG&A expenses. For the third quarter of 2021, these costs related to the integration of the Dream and WestSoy brands and project development activities related to our new plant in Midlothian, Texas, which were recorded in SG&A expenses.

	October 1, 2022	October 2, 2021
For the three quarters ended	$	$
Loss from continuing operations	(9,487)	(2,280)
Income tax expense (benefit)	(2,875)	416
Interest expense, net	10,004	6,145
Other expense, net	22,027	7,448
Total segment operating income	19,669	11,729
Depreciation and amortization	28,515	25,790
Stock-based compensation	9,691	9,593
Start-up costs(a)	1,329	-
Business development costs(b)	874	2,940
Adjusted EBITDA	60,078	50,052

(a) For the first three quarters  of 2022, start-up costs mainly related to new employee hires for our plant-based beverage facility under construction in Midlothian, Texas, and the integration of the Dream and WestSoy brands acquired in April 2021, which were recorded in cost of goods sold ($1.1 million) and SG&A expenses ($0.2 million).

(b) For the first three quarters of 2022, business development costs related to actions undertaken to optimize non-core assets, including the sale of the sunflower business, as well as costs related to our Investor Day, which were recorded in SG&A expenses. For the first three quarters of 2021, these costs related to the integration of the Dream and WestSoy brands and project development activities related to our new plant in Midlothian, Texas, which were recorded in SG&A expenses.

Sunflower Business - Selected Financial Information

The following table presents a summary of the results of operations of the sunflower business, together with a reconciliation of adjusted EBITDA for the sunflower business from earnings/loss before income taxes, which we consider in this case to be the most directly comparable U.S. GAAP financial measure.

	Quarter ended			Three quarters ended	Trailing four quarters ended
	April 2,	July 2,	October 1,	October 1,	October 1,
	2022	2022	2022	2022	2022
	$	$	$	$	$
Revenues	17,163	21,302	17,309	55,774	70,358
Gross profit	239	2,377	6	2,622	2,952
Segment operating income (loss)(a)	(296)	1,835	(514)	1,025	877
Earnings (loss) before income taxes(a)	(296)	1,835	(514)	1,025	877

Depreciation and amortization	597	598	597	1,792	2,388
Adjusted EBITDA	301	2,433	83	2,817	3,265

(a) Excludes corporate costs allocated to the sunflower business.

Segment operating income/loss and adjusted EBITDA are non-GAAP measures. See discussion above under the heading "Segment Operating Income and Adjusted EBITDA" on the use of these non-GAAP measures.